Exhibit 99.1

   MATHSTAR, INC. ANNOUNCES VERSION 2.0 OF THE FPOA(TM) DESIGN TOOLS AND FIRST
              CUSTOMER SHIPMENT DATES FOR THE NEXT GENERATION FPOA

     HILLSBORO, Ore., State, May 4 /PRNewswire-FirstCall/ - MathStar, Inc. (Nasdaq: MATH) today announced Version 2.0 of the FPOA Design Tools and projected shipment dates for the next generation Field Programmable Object Array(TM) (FPOA) device. Version 2.0 of the FPOA Design Tools includes new releases of the FPOA Connection and Assignment Tool (COAST Version 2.0), and Visual Elite(TM) version 2005.1 from Summit Design(TM). These tools allow customers to design, simulate and debug applications targeted for the next generation FPOA. The next generation FPOA is scheduled to ship to customers in September 2006. This shipment date reflects a tape-out date of June 2006.

    "Version 2.0 of the FPOA Design Tools is important for MathStar's early customers," said Dan Sweeney, MathStar COO. "These customers can get a jump start on their application design ahead of receiving actual silicon. The simulator in the FPOA Design Tools is built around cycle-accurate SystemC models and therefore supports full-chip simulation in minutes versus hours with conventional approaches."

    "MathStar's FPOA Design Tools have enabled us to start our next generation FPOA design well ahead of receiving silicon," said Gerald Petrole Sr., Valley Technologies President. "This approach enables us to speed time-to-market which is important for our customer base."

    MathStar will be exhibiting Version 2.0 of the FPOA Design Tools in their booth at the Vision Show East conference May 9-11 in Boston, MA.

    About MathStar's Field Programmable Object Array Technology

    MathStar is a fabless semiconductor company that designs, manufactures and markets a new class of programmable logic chips called Field Programmable Object Arrays(TM). FPOAs are high-performance, re-programmable integrated circuits based on proprietary Silicon Object(TM) technology. MathStar's re-programmable Field Programmable Object Array can process logic functions at a clock rate up to 1 Gigahertz, much faster than current commercially available programmable logic devices. MathStar's flagship product, the MOA1400D FPOA, represents a powerful solution that is ideal for digital signal processing and filtering applications in the machine vision, video processing, medical imaging and military/aerospace markets. FPOAs are available now and supported by a wide range of development tools, libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

    Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
    -0-                             05/04/2006
    /CONTACT: Sean Riley of MathStar, Inc., +1-503-726-5500, or sean.riley@mathstar.com; or Jeff Hardison of McClenahan Bruer Communications, +1-503-546-1000, or jeff@mcbru.com, for MathStar, Inc./
    /Web site:  http://www.mathstar.com/
    (MATH)